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                                                                  EXHIBIT 3.2

The first series of the preferred shares of the Corporation shall consist of 18,000,000 Series A Preferred Shares which shall be designated as Series A Preferred Shares (the "Series A Preferred Shares"). Subject to the requirements of the NEW BRUNSWICK BUSINESS CORPORATIONS ACT as now enacted or as the same may be amended, re-enacted or replaced (the "Act") and in addition to the rights, privileges, restrictions and conditions attaching to the preferred shares of the Corporation as a class, the Series A Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.      DIVIDENDS

1.1 Subject to the provisions of this Article 1 hereof, the holders of the Series A Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of 5% of the Liquidation Preference Amount (as hereinafter defined) per share, per annum, payable in arrears in equal semi-annual amounts on the first days of October and April in each year, commencing on October 1, 2002. Such dividends shall accrue from the date or dates of issue of the Series A Preferred Shares. If on any dividend payment date, the dividend payable on such date is not paid in full on all of the Series A Preferred Shares then issued and outstanding, such dividend, or the unpaid part thereof, shall cumulate and be paid at a subsequent date or dates as and when declared by the board of directors. The holders of Series A Preferred Shares shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for.

1.2 At the election of the Corporation, each dividend may be paid either in common shares of the Corporation or in cash in United States dollars. Each dividend paid in either cash or common shares of the Corporation shall be mailed to the holders of record of the Series A Preferred Shares as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. If dividends are paid in cash, cheques of the Corporation payable at any branch of the Corporation's bankers in the United States shall be issued in respect of such dividends and the mailing of such cheque to any holder shall satisfy the dividend represented thereby unless the cheque be not paid on presentation. No shareholder shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which it was payable.

1.3 If dividends are paid in common shares of the Corporation ("Common Shares") at any time while the Common Shares are listed and posted for trading on The Toronto Stock Exchange (the "TSE"), unless otherwise consented to in writing by the TSE, the number of Common Shares to be distributed in respect of any such dividend shall be determined based on the weighted average price at which the Common Shares have traded on the TSE during the period of 10 consecutive Trading Days (as hereinafter defined) ended on a date not earlier than the fifth trading day preceding the date on which the relevant dividend was declared. If dividends are paid in Common Shares at any time while the Common Shares are not listed and posted for trading on the TSE, the number of Common Shares to be distributed in respect of any such dividend shall

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be determined based on the average Closing Bid Price (as hereinafter defined) of the Common Shares for each of the Trading Days during the period commencing on the Trading Day immediately following the last dividend payment date and ending on the Trading Day immediately preceding the date such dividends are declared.

        For purposes of this Section 1.3 hereof, the term "Closing Bid Price" means, for the Common Shares as of any date, the closing bid price on the U.S. securities exchange or Nasdaq market or other trading market where the Common Shares are listed or traded as reported by Bloomberg, L.P. ("Bloomberg"), or, if applicable, the closing bid price of the Common Shares in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Shares by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price of the Common Shares cannot be calculated on such date on any of the foregoing bases, the Closing Bid Price of the Common Shares on such date shall be the fair market value as mutually determined by the Corporation and the holders of a majority of the then outstanding Series A Preferred Shares determined in accordance with the provisions of Section 5.1 hereof. For purposes hereof, "Trading Day" shall mean any day on which the Common Shares are traded for any period on the principal securities exchange or other securities market on which the Common Shares are then being traded.

1.4 The Common Shares issued in payment of any dividend must either be subject to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or be presently publicly saleable in the United States pursuant to an exemption from registration thereunder.

1.5 In the event the Corporation elects to pay any one or more dividends in Common Shares and, within 60 days of the date of issuance of such Common Shares in respect of the payment of a dividend (the "Registration Filing Deadline"), the Corporation has not filed a registration statement with the United States Securities and Exchange Commission (the "SEC") registering the issuance of such Common Shares pursuant to the terms of the Registration Rights Agreement dated April 2, 2002 entered into between the Corporation and the holders of the Series A Preferred Shares (the "Registration Qualification Requirement"), then from and after 5:01 p.m. (Toronto time) on the Registration Filing Deadline, the number of Common Shares to which each holder of Series A Preferred Shares is entitled in respect of such dividend shall be increased by 10% and for each additional 30 day period after the Registration Filing Deadline for which the Registration Qualification Requirement is not satisfied, the number of Common Shares (including any adjustments as a result of the occurrence of any events contemplated in this Section 1.5 hereof) to which each holder of Series A Preferred Shares shall be entitled in respect of such dividend shall be increased by an additional 10%.

1.6 In addition to the foregoing, in the event that any registration statement filed by the Corporation with the SEC registering the issuance of Common Shares in respect of the payment of any dividend has not been declared effective by the SEC (the "Qualification Requirement") within 120 days after the date upon which such registration statement was filed (the "Qualification Condition Deadline"), then from and after 5:01 p.m. (Toronto time) on the

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Qualification Condition Deadline, the number of Common Shares (including any adjustments as a result of the occurrence of any events as contemplated in this
Section 1.6 hereof) to which each holder of Series A Preferred Shares is entitled in respect of such dividend shall be increased by 10% and for each additional 30 day period after the Qualification Condition Deadline for which the Qualification Requirement is not satisfied, the number of Common Shares (including any adjustments as a result of any events contemplated by this Section 1.6) to which each holder of Series A Preferred Shares shall be entitled in respect of such dividend shall be increased by an additional 10%.

1.7 If: the Corporation has not obtained the approval (the "Applicable Listing Approval") for the listing of the Common Shares on any one or more of the NASDAQ Small-Cap, the NASDAQ NMS, the New York Stock Exchange or the American Stock Exchange by October 2, 2002 (the "Listing Deadline Date"), then from and after the Listing Deadline Date, the dividend applicable to the Series A Preferred Shares shall be increased by 100 basis points, and for each 30 day period after the Listing Deadline Date in which the Corporation has not obtained the Applicable Listing Approval, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 50 basis points, provided that, upon the Corporation obtaining and maintaining the Applicable Listing Approval for six consecutive months, the dividend rate applicable to the Series A Preferred Shares shall thereafter be reduced to the then applicable dividend rate as if the increases as contemplated in this Section 1.7 had not been effected.

1.8 If the final audited financial statements of the Corporation for the fiscal year ended December 31, 2001 differ materially from the preliminary draft financial statements dated February 27, 2002 as delivered by the Corporation to the holders of the Series A Preferred Shares on February 27, 2002 (a "Material Financial Statement Difference"), or if, at any time, the Corporation is required to restate (a "Restatement") its audited financial statements for the fiscal year ended December 31, 2001, then in any such case, from and after the date upon which it is determined that there was a Material Financial Statement Difference or the date of any such Restatement, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 250 basis points. For any additional Restatement after the first Restatement of the financial statements of the Corporation for the year ended December 31, 2001, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 250 basis points.

1.9 If: the Corporation has not commenced filing reports on forms 10QSB, 10KSB and 8K through the SEC's electronic filing system ("EDGAR") (the "EDGAR Filing Requirement") by July 2, 2002 (the "EDGAR Filing Deadline Date"), then from and after the EDGAR Filing Deadline Date, the dividend applicable to the Series A Preferred Shares shall be increased by 100 basis points, and for each 90 day period after the EDGAR Filing Deadline Date in which the Corporation has not satisfied the EDGAR Filing Requirement, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 100 basis points, provided that if, after failing to satisfy the EDGAR Filing Requirement, the Corporation satisfies and is current with the EDGAR Filing Requirement in respect of its quarterly financial statements for two successive fiscal quarters, the dividend rate applicable to the Series A Preferred Shares shall thereafter be reduced to the then applicable dividend rate as if the increases as contemplated in this Section 1.9 had not been effected.

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1.10 If: the Corporation has not commenced reporting of its quarterly interim financial statements in compliance with both U.S. and Canadian generally accepted accounting principles with a reconciliation between the two (the "US GAAP Reconciliation Requirement"), commencing with its interim financial statements for the period ended June 30, 2002 (the "US GAAP Reconciliation Deadline Date"), then from and after the US GAAP Reconciliation Deadline Date, the dividend applicable to the Series A Preferred Shares shall be increased by 100 basis points, and for each fiscal quarter thereafter for which the Corporation has not satisfied the US GAAP Reconciliation Requirement, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 50 basis points, provided that at any time after the Corporation satisfies the US GAAP Reconciliation Requirement, the dividend rate applicable to the Series A Preferred Shares shall thereafter be reduced to the then applicable dividend rate as if the increases as contemplated in this Section
1.10 had not been effected.

1.11 If the Corporation has not completed a subdivision of its Common Shares on the basis of four Common Shares for each one Common Share held (or such greater number as may be determined by the Board of Directors of the Corporation and approved by the shareholders of the Corporation) (the "Rollback Requirement") by October 2, 2002 (the "Rollback Deadline Date"), then from and after the Rollback Deadline Date, the dividend applicable to the Series A Preferred Shares shall be increased by 100 basis points, and for each 90 day period after the Rollback Deadline Date in which the Rollback Requirement has not been satisfied, the dividend rate applicable to the Series A Preferred Shares shall be increased by an additional 100 basis points, provided that at any time after the Rollback Requirement is satisfied, the dividend rate applicable to the Series A Preferred Shares shall thereafter be reduced to the then applicable dividend rate as if the increases as contemplated in this Section 1.11 had not been effected.

1.12 In any case where a fraction of a Common Share would otherwise be issuable in connection with the payment of a dividend by way of issuance of Common Shares as contemplated in this Article 1, the number of Common Shares to be issued by the Corporation in respect thereof shall be rounded up or down to the next nearest whole number of Common Shares.

2.      LIQUIDATION, DISSOLUTION OR WINDING-UP

2.1 In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Series A Preferred Shares shall be entitled to receive from the assets of the Corporation, in cash, the sum of US $0.37023 (the "Liquidation Preference Amount") for each Series A Preferred Share held, together with all accrued and unpaid (whether or not declared) cumulative dividends thereon calculated up to the date of distribution (which for such purpose shall be calculated as if such dividends, to the extent unpaid, were accruing for the period from the expiration of the last semi-annual period for which dividends thereon were paid in full up to the date of distribution), before any amount shall be paid or any assets of the Corporation distributed to the holders of any Common Shares or shares of any other class ranking junior to the Series A Preferred Shares. After payment to the holders of the Series A Preferred Shares of the amount so payable to them as provided above, all of the remaining assets and funds of the Corporation available for distribution to shareholders shall be distributed

                                       4
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rateably among the holders of the Series A Preferred Shares and the Common
Shares, with each Series A Preferred Share being deemed, for such purpose, to be equal to the number of Common Shares, including fractions of a Common Share, into which such Series A Preferred Share is convertible in accordance with the provisions of Section 4 hereof, immediately prior to the close of business on the business day fixed for such distribution.

2.2 The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if, upon such merger or consolidation, the holders of the Corporation's voting securities prior to the transaction own more than fifty percent (50%) of the voting securities of the Corporation after the transaction), or the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 2, unless the holders of 50% of the Series A Preferred Shares then outstanding vote otherwise in accordance with the provisions of Section 5.1 hereof. The amount deemed distributed to the holders of Series A Preferred Shares upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3.      VOTING RIGHTS

3.1 Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series and in addition to any other rights provided by law, the holders of the Series A Preferred Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to vote at all meetings of the shareholders of the Corporation, with each Series A Preferred Share being deemed, for such purpose, to be equal to the number of, and to have the voting rights applicable to, the number of Common Shares into which each Series A Preferred Share is convertible in accordance with the provisions of Section 4 hereof immediately prior to the close of business on the record date fixed for such meeting of shareholders.

3.2 In addition to any other rights provided by law, so long as any of the Series A Preferred Shares are outstanding, the Corporation shall not without, but may from time to time with, the authorization of the holders of a majority of the outstanding Series A Preferred Shares given as specified in Section 5.1 hereof:

        (a) add, change or remove any rights, privileges, preferences, restrictions and conditions in respect of all or any of the Series A Preferred Shares;

        (b) declare or pay any dividends on any classes of shares other than any series of the preference shares of the Corporation;

        (c) increase or decrease the authorized number of Series A Preferred Shares or create or issue any class of shares ranking in priority to or on a parity, in any regard, with the Series A Preferred Shares;

                                       5
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        (d) undertake or agree to any voluntary liquidation, dissolution or winding-up of the Corporation or any amalgamation, merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than fifty percent (50%) of the voting securities of the Corporation), or the sale of all or substantially all of the assets of the Corporation;

        (e) amend the articles of the Corporation;

        (f) enact, revoke or amend any by-laws of the Corporation;

        (g) make any material change in the business of the Corporation; or

        (h) at any time while the Common Shares are listed on the TSE, issue or sell any Common Shares or Convertible Securities (as hereinafter defined) for a consideration per share less than the Liquidation Preference Amount (other than in respect of a Permitted Convertible Security (as hereinafter defined)), unless, while the Common Shares are listed on the TSE, the TSE consents in writing to the adjustment to the Conversion Rate as contemplated in Section 4.6(i) hereof.

4.      CONVERSION

4.1 Subject as hereinafter provided, any holder of Series A Preferred Shares shall be entitled at such holder's option at any time to have all or any of the Series A Preferred Shares held by it converted into fully paid Common Shares without nominal or par value as the same shall be constituted at the time of conversion at the Conversion Rate (as hereinafter defined) in effect at the time of conversion. The Conversion Rate initially shall be one Common Share for each Series A Preferred Share in respect of which the conversion privilege is exercised. The Conversion Rate shall be adjusted from time to time as provided for in Sections 4.6 to 4.13 hereof (inclusive) and any reference hereafter to "Conversion Rate" shall mean the Conversion Rate at the time in effect after the same shall be adjusted in accordance with Sections 4.6 to 4.13 hereof (inclusive).

4.2 The conversion privilege herein provided for may only be exercised by notice in writing given to the transfer agent for the Series A Preferred Shares, at its principal office in the City of Toronto, Ontario, Canada or to such other transfer agent at such other city or cities as the Corporation may from time to time appoint, accompanied by the certificate or certificates for Series A Preferred Shares in respect of which the holder thereof desires to exercise such right of conversion. Such notice shall be in a form satisfactory to the Corporation and shall be signed by the person registered on the books of the Corporation as the holder of the Series A Preferred Shares to be converted or its duly authorized attorney and shall specify the number of Series A Preferred Shares which the holder desires to have converted. Subject to Section 4.5 hereof, the conversion shall be effective upon receipt by the said transfer agent of the notice of conversion accompanied by the certificate or certificates representing the Series A Preferred Shares to be converted. Upon the said transfer agent receiving such notice, the transfer agent for the Series A

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Preferred Shares shall so advise the Corporation and the Corporation shall then cause the transfer agent for the Common Shares to issue certificates for Common Shares at the Conversion Rate herein prescribed and in accordance with the provisions hereof to the registered holder of the Series A Preferred Shares represented by the certificate or certificates accompanying such notice or to such person as the holder of such shares shall in writing direct in the notice or otherwise, provided that such registered holder shall pay any applicable security transfer taxes. Such certificate or certificates representing such Common Shares shall be issued as soon as reasonably possible after the receipt by the Corporation of a duly completed exercise notice. If less than all of the Series A Preferred Shares represented by any such certificate are converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate for that number of Series A Preferred Shares represented by the original certificate which are not converted.

4.3 The holder of any Series A Preferred Share on the record date for any dividend declared payable on such share shall be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend and the holder of any Common Share resulting from any conversion shall be entitled to rank equally with the holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date after the date of conversion; subject as aforesaid and subject to the provisions hereof, upon the conversion of any Series A Preferred Shares, the Corporation shall make no payment or adjustment on account of any dividends on the Series A Preferred Shares so converted or on account of any dividends on the Common Shares issuable upon such conversion.

4.4 In any case where a fraction of a Common Share would otherwise be issuable in connection with the exercise of any conversion privileges hereinbefore provided, the number of Common Shares to be issued by the Corporation in respect thereof shall be rounded up or down to the next nearest whole number of Common Shares.

4.5 Subject as hereinafter provided in this Section 4.5, the right of holders of Series A Preferred Shares to convert the same into Common Shares shall be deemed to have been exercised, and the registered holders of Series A Preferred Shares to be converted (or any person or persons in whose name or names any such registered holder shall have directed certificates representing Common Shares to be issued as provided in Section 4.2 hereof) shall be deemed to have become holders of Common Shares of record of the Corporation for all purposes on the respective dates of surrender of certificates representing the Series A Preferred Shares to be converted accompanied by notice in writing as provided in
Section 4.2 hereof notwithstanding any delay in the delivery of certificates representing the Common Shares into which such Series A Preferred Shares have been converted; provided however, that no such surrender on any date when the Corporation's register of transfers of Common Shares shall be properly closed shall be effective to constitute the person or persons entitled to receive Common Shares upon such conversion as the holder or holders of record of such Common Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Common Shares as the holder or holders of record thereof for all purposes as at, and such conversion shall be at the Conversion Rate as at, the close of business on the next succeeding business day on which such registers of transfers is open.

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4.6 The Conversion Rate (or the number and kind of shares or securities to be received upon conversion of the Series A Preferred Shares) shall be subject to adjustment from time to time at any time in the following manner:

        (i) If and whenever the Common Shares are not listed on the TSE or otherwise with the written consent of the TSE, the Corporation shall issue or sell any Common Shares or Convertible Securities (as hereinafter defined) for a consideration per share less than the Liquidation Preference Amount (other than in respect of a Permitted Convertible Security (as hereinafter defined), then, upon such issuance or sale, the Conversion Rate then in effect shall be adjusted to a number that is equal to:

                                            A x  B + C x D
                                                         -
                                                         E
                                                 ---------
                                                      F
        where:

        A = the Conversion Rate in effect on the date of issuance of such Common Shares:

        B = the total number of outstanding Common Shares of the Corporation immediately prior to such event;

        C = the number of Common Shares issued in respect of such event;

        D = the Liquidation Preference Amount;

        E = the per share consideration received by the Corporation upon the issuance of such Common Shares; and

        F = the total number of outstanding Common Shares immediately after such event, treating as outstanding all Common Shares issuable upon exchange or exchanges of Convertible
            Securities.

        (ii) If, at any time while any Series A Preferred Shares are outstanding, the Corporation shall:

             (A) issue to all or substantially all the holders of the Common Shares by way of a stock dividend or otherwise Common Shares or Convertible Securities; or

             (B) subdivide its outstanding Common Shares into a greater number of shares; or

             (C) combine or consolidate its outstanding Common Shares into a smaller number of shares,


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             (any of those events being herein called a "Share
             Reorganization") the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purposes of the Share
             Reorganization to a number that is the product of (1) the Conversion Rate in effect on the record date and (2) a fraction:

                                (i) the numerator of which shall be the number of Common Shares outstanding after giving effect to the Share Reorganization; and

                                (ii) the denominator of which shall be the number of Common Shares outstanding on the record date before giving effect to the Share Reorganization.

                (iii) If, at any time while any Series A Preferred Shares are outstanding, the Corporation shall issue rights, options or warrants (other than Permitted Convertible Securities to all or substantially all the holders of the Common Shares pursuant to which those holders are entitled to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities within a period of 45 days from the date of issue thereof at a price, or at a conversion price, of less than 95% of the Current Market Price (as hereinafter defined) at the record date for such distribution (any such issuance being herein called a "Rights Offering" and Common Shares that may be acquired in exercise of the Rights Offering, or upon conversion of the Convertible Securities offered by the Rights Offering, being herein called the "Offered Shares"), the Conversion Rate shall be adjusted effective immediately after the record date at which holders of Common Shares are determined for the purposes of the Rights Offering to a Conversion Rate that is the product of (1) the Conversion Rate in effect on the record date multiplied by (2) a fraction:

                        (1) the numerator of which shall be the sum of (a) the number of Common Shares outstanding on the record date plus (b) the number of Offered Shares offered pursuant to the Rights Offering or the maximum number of Offered Shares into which the Convertible Securities so offered pursuant to the Rights Offering may be converted, as the case may be; and

                        (2) the denominator of which shall be the sum of:

                            (i) the number of Common Shares outstanding on the record date; and

                            (ii) the number arrived at when (i) either the product of (a) the number of Offered Shares so offered and (b) the price at which those shares are offered, or the product of (c) the conversion price thereof and (d) the maximum number of Offered Shares for or into which the Convertible

                                       9
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                            Securities so offered pursuant to the Rights
                            Offering may be converted, as the case may be, is divided by (ii) the Current Market Price of the Common Shares on the record date.

                Any Offered Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any computation; if all the rights, options or warrants are not so issued or if all rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Rate shall be readjusted to the Conversion Rate in effect immediately prior to the record date, and the Conversion Rate shall be further adjusted based upon the number of Offered Shares (or Convertible Securities into Offered Shares) actually delivered upon the exercise of the rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after that record date.

                (iv) If, at any time while the Series A Preferred Shares are outstanding, the Corporation shall issue or distribute to all or substantially all the holders of Common Shares: (i) shares of any class other than Common Shares, or (ii) rights, options or warrants to acquire Common Shares or Convertible Securities (other than Permitted Convertible Securities and other than rights, options or warrants exercisable within 45 days from the date of issue thereof at a price, or at a conversion price, of at least 95% of the Current Market Price at the record date for such distribution), or (iii) evidences of indebtedness of the Corporation, or (iv) any other assets of the Corporation (excluding cash dividends paid or declared in the ordinary course), and that issuance or distribution does not constitute a Share Reorganization or a Rights Offering (any of those events being herein called a "Special Distribution"), the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for purposes of the Special Distribution to a Conversion Rate that is the product of (1) the Conversion Rate in effect on the record date multiplied by (2) a fraction:

                        (1) the numerator of which shall be the product of (I) the sum of the number of Common Shares outstanding on the record date plus the number of Common Shares which the holders of Series A Preferred Shares would be entitled to receive upon conversion of all of their outstanding Series A Preferred Shares if they were converted on the record date and (II) the Current Market Price thereof on that date; and

                        (2) the denominator of which shall be:

                            (i) the product of (I) the sum of the number of Common Shares outstanding on the record date plus the number of Common Shares which the holders of the Series

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                             A Preferred Shares would be entitled to receive
                             upon conversion of all their outstanding Series A Preferred Shares if they were exercised on the record date multiplied by (II) the Current Market Price thereof on that date;

                             less

                             (ii) the aggregate fair market value, as determined by the board of directors of the Corporation, whose determination, absent manifest error, shall be conclusive, of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution.

                Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; to the extent that the distribution of shares, rights, options, warrants, evidences of indebtedness or assets is not so made or to the extent that any rights, options or warrants so distributed are not exercised, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect based upon shares, rights, options, warrants, evidences of indebtedness or assets actually distributed or based upon the number of Common Shares or Convertible Securities actually delivered upon the exercise of the rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date.

                (v) If, at any time while the Series A Preferred Shares are outstanding, there is a reorganization of the Corporation not otherwise provided for in this Section 4.6 hereof or a consolidation or merger or amalgamation of the Corporation with or into another body corporate including a transaction whereby all or substantially all of the Corporation's undertaking and assets become the property of any other corporation (any such event being herein called a "Capital Reorganization") any holder of a Series A Preferred Share who has not exercised its right to convert its Series A Preferred Share into Common Shares prior to the effective date of the Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of its right at any time after the effective date of the Capital Reorganization in lieu of the number of Common Shares (and any other securities or properties to which holders are entitled upon conversion of the Series A Preferred Shares) to which it was theretofore entitled upon conversion of the Series A Preferred Shares, the aggregate number of shares or other securities or property of the Corporation, or the continuing, successor or purchasing corporation, as the case may be, under the Capital Reorganization that the holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, it had been the holder of the number of Common Shares (and any other securities to which holders are entitled upon conversion of the Series A Preferred Shares) to which immediately before the transaction it was


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                entitled upon conversion of the Series A Preferred Shares; no
                Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the holders of Series A Preferred Shares shall thereafter be entitled to receive the number of shares or other securities or property of the Corporation, or of the continuing, successor or purchasing corporation, as the case may be, under the Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Sections 4.6 to 4.12 (inclusive).

4.7 If the Corporation shall reclassify or otherwise change the outstanding Common Shares, the conversion right shall be adjusted effective immediately upon the reclassification becoming effective so that holders of Series A Preferred Shares who exercise their conversion rights thereafter shall be entitled to receive such shares as they would have received had the Series A Preferred Shares been converted immediately prior to the effective date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Sections 4.6 and in Section 4.8 hereof.

4.8 The adjustments provided for in Section 4.6 hereof are cumulative and shall apply (without duplication) to successive Capital Reorganizations or other events resulting in any adjustment under the provisions of Section 4.6; provided that, notwithstanding any other provision of this Article 4, no adjustment shall be made to the Conversion Rate unless it would result in a change of at least 1% to the Conversion Rate then in effect (provided, however, that any adjustments which by reason of this Section 4.8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment).

4.9 In the event of any question arising with respect to the adjustments provided herein, such question shall be conclusively determined by a firm of independent chartered accountants appointed by the Corporation and acceptable to the holders of a majority of the outstanding Series A Preferred Shares determined in accordance with Section 5.1 hereof (who may be the Corporation's Auditors); such chartered accountants shall have access to all necessary records of the Corporation and such determination shall, absent manifest error, be binding upon the Corporation and the holders of the Series A Preferred Shares. In the event that any such determination is made, the Corporation shall deliver a certificate to each of the holders of the Series A Preferred Shares describing such determination.

4.10 For greater certainty, no adjustment in the Conversion Rate shall be made pursuant to Section 4.6 in respect of any issue of Common Shares pursuant (i) to any conversion rights exercised pursuant to Section 4.1 hereof; or (ii) any Permitted Convertible Security, and any such issue shall be deemed not to be a Share Reorganization, a Rights Offering or a Special Distribution.

4.11 In case the Corporation shall take any action affecting the Common Shares other than the actions described in Section 4.6 hereof, which in the opinion of the directors of the Corporation, acting reasonably, would materially affect the rights of holders of Series A Preferred Shares or the Conversion Rate, the number of Common Shares which may be acquired upon exercise of a conversion right as contemplated herein shall be adjusted in such manner and at such time, by

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action by the directors, in their reasonable discretion as they may determine to be equitable in the circumstances, provided that no such adjustment will be made unless prior approval of any securities regulatory authority and stock exchange or over-the-counter market on which the Common Shares are listed for trading, if required, has been obtained. Failure of the directors to make such an adjustment shall be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances. In the event that any such adjustment is made, the Corporation shall deliver a certificate of the Corporation to each of the holders of the Series A Preferred Shares describing such adjustment.

4.12 If the Corporation shall set a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any issue or distribution or for the issue of any rights, options or warrants and shall thereafter and before such distribution or issue to such shareholders legally abandon its plan to make such distribution or issue, then no adjustment in the number of Common Shares which may be acquired upon exercise of any conversion rights in respect of the Series A Preferred Shares shall be required by reason of the setting of such record date.

4.13 At least 14 days prior to the effective date or record date, as the case may be, of any event contemplated in Section 4.6 hereof which requires or might require an adjustment in the conversion rights pursuant to the Series A Preferred Shares, including the Conversion Rate, or such longer period of notice as the Corporation shall be required to provide holders of Common Shares in respect of any such event, the Corporation shall cause notice thereof to be mailed to the holders of Series A Preferred Shares setting out the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment.

4.14 For purposes of this Article 4, "Convertible Securities" means any security of the Corporation convertible into or exchangeable for or otherwise carrying the right to acquire Common Shares, other than Permitted Convertible Securities; and "Permitted Convertible Securities" means the securities issuable pursuant to the Corporation's stock option plan in existence as of the date hereof, as may be amended by the Corporation from time to time.

4.15 All Common Shares issued upon any conversion of Series A Preferred Shares shall be deemed to be fully paid and non-assessable.

4.16 Forthwith after the occurrence of any adjustment in the Conversion Rate pursuant to Section 4.6 hereof, the Corporation shall file with the transfer agent of the Corporation for the Series A Preferred Shares a certificate certifying as to the amount of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment. The Corporation shall also at such time give written notice to the holders of the Series A Preferred Shares of the Conversion Rate following such adjustment.

5.      APPROVAL

5.1 The approval of the holders of the Series A Preferred Shares with respect to any and all matters referred to herein may, subject to the provisions of the Act, be given in writing by the holders of all of the Series A Preferred Shares for the time being outstanding or by resolution duly passed and carried by at least 50% of the votes cast on a poll at a meeting of the holders of the Series A Preferred Shares duly called and held for the purpose of considering the subject

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

matter of such resolution. If a meeting of the holders of the Series A Preferred Shares is held to approve any matters as contemplated herein, a quorum for the transaction of any business at such meeting shall be holders of not less than 50% of the Series A Preferred Shares then outstanding present in person or represented by proxy, provided, however that if at any such meeting, when originally held, the holders of at least 50% of the Series A Preferred Shares then outstanding are not present in person or represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting and at such adjourned meeting, the holders of Series A Preferred Shares present in person or represented by proxy, whether or not they hold 50% of the Series A Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than 50% of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Series A Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the Series A Preferred Shares shall be given not less than 21 days nor more than 50 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called. No notice of any such adjourned meeting need be given unless such meeting is adjourned by one or more adjournments for an aggregate of 30 days or more from the date of such original meeting, in which latter case notice of the adjourned meeting shall be given in the manner prescribed for the original meeting as aforesaid. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation with respect to the meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, the holders of Series A Preferred Shares present in person or represented by proxy shall be entitled to 1 vote in respect of each Series A Preferred Shares held by each of such holders respectively.

6.      REDEMPTION RIGHTS

6.1 The Series A Preferred Shares shall not be redeemable by the holder or the Corporation and shall not be subject to purchase for cancellation rights by the Corporation.



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